Exhibit 10.1
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
TRANSCRIPTION SERVICES AGREEMENT
          THIS TRANSCRIPTION SERVICES AGREEMENT (this “Agreement”) dated September 15, 2008 is entered into by and between MEDQUIST TRANSCRIPTIONS, LTD. (the “Company”) and CBAY SYSTEMS & SERVICES, INC. (“Supplier”).
BACKGROUND
          Supplier provides medical transcription services, and the Company wishes to obtain medical transcription services from Supplier on the terms set forth herein in order to meet obligations to the Company’s customers pursuant to agreements between the Company and such customers.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1. Definitions. In this Agreement, and in the Exhibits to this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:
          “Account Effective Date” shall mean the date on which any Company customer account begins to receive Transcription Services from Supplier hereunder.
          “Administrative Safeguards” are administrative actions, policies and procedures to manage the selection, development, implementation and maintenance of security measures to protect EPHI and to manage the conduct of its workforce in relation to the production of that information as defined in 45 CFR §164.304.
          “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control.
          “Effective Date” shall be the date first set forth above.
          “Effective Time” means the applicable compliance dates set forth in 45 CFR §164.534 and 45 CFR §165.318.

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          “EPHI” means “Electronic Protected Health Information” as that term is defined by 45 CFR §164.513.
          “Force Majeure Event” means any cause beyond the reasonable control of any non-performing party to this Agreement including, without limitation, acts of God or public enemy, fires, floods, storms, tornadoes, earthquakes, riots, strikes, blackouts, telephone outage, acts of terrorism, war or war operations, restraints of government, delays by suppliers and/or manufacturers, governmental acts, staff unavailability due to illness or airline flight delay.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
          “Laws” means all applicable federal, municipal, state, local or foreign statutes or laws, and shall be deemed also to refer to all rules and regulations promulgated thereunder, by any applicable regulatory authority or otherwise, unless context requires otherwise. Any reference to a particular law or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.
          “Line” shall mean *****.
          “PHI” means Protected Health Information as defined in 45 CFR §164.501.
          “Physical Safeguards” means security measures to protect electronic information systems and related buildings and equipment from natural and environmental hazards and unauthorized intrusion as defined in 45 CFR §164.304.
          “Proprietary Information” means all non-public information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of either of the parties to this Agreement and each of its Affiliates, suppliers, distributors, customers, independent contractors or other business relations, including all trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information. Notwithstanding the foregoing, Confidential Information does not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by one of the parties hereto; or (ii) was within the receiving party’s possession or becomes available to the receiving party, in either case, on a non-confidential basis from a source other than the furnishing party, provided that such source is not bound by a confidentiality agreement with the furnishing party or otherwise prohibited from transmitting the information to the receiving party. Confidential Information of the Company shall include, without limitation, the Company Content (as defined in Section 6 herein).
          “Technical Safeguards” means the technology and the policy and procedures for its use that protect EPHI and control access to it as defined in 45 CFR §164.304.
ARTICLE II
SERVICES

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          Section 2.1 Supplier shall provide medical transcription services to the Company as set forth in this Agreement (the “Transcription Services”). For the purpose of providing the Transcription Services, voice files will be securely imported into the Company’s DocQment Enterprise Platform (DEP) for processing by Supplier. The Company shall provide Supplier with access to the DEP at no additional cost. All Transcription Services performed for Company under this Agreement shall be performed solely on the DEP. No voice or data files shall be maintained, saved, extracted or otherwise retained by Supplier or any of its employees, agents, or Controlled Entities (as such term is defined in Section 4.4) after the voice file has been transcribed and returned to Company. Supplier shall take all reasonable precautions to assure that all employees, agents, and Controlled Entities are aware of the aforementioned requirement, and that all transcription services are performed solely on the DEP. Company will make a test site available within the DEP as necessary for Supplier to provide secure training to medical transcriptionists and editors. Supplier shall provide Transcription Services and customer service support twenty-four (24) hours a day, seven (7) days a week.  Supplier shall respond within one (1) hour to any Company customer service support calls.
          Section 2.2 Company shall provide to Supplier lines of transcription following the execution of this Agreement by issuing an executed order form to Supplier as attached hereto in Exhibit 5 (hereinafter an “Order Form”).
          Section 2.3 *****
          Section 2.4 *****
          Section 2.5 Supplier represents and warrants that it shall not perform Transcription Services to any individual Company customer through more than one (1) service center.
ARTICLE III
FEES
     Section 3.1 The price(s) to be paid by the Company for Transcription Services provided by the Supplier hereunder shall be as follows:

Type of
Service	Transcription Services for Company Customer Account	Price
A	Transcription performed by Supplier’s transcriptionists for Company Customers located in the UNITED STATES OF AMERICA	*****

B	Transcription performed using the Company’s Automated Speech Recognition application (with editing performed by Supplier) for Company Customers located in the UNITED STATES OF AMERICA	*****

C	Transcription performed by Supplier’s transcriptionists for Company Customers located in the UNITED KINGDOM	*****

D	Transcription performed using the Company’s Automated Speech Recognition application (with editing performed by Supplier) for Company Customers located in the UNITED KINGDOM	*****

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Bill counts will be based on the formatted document as it appears in the DocQment Enterprise Platform.
          Section 3.2 Company’s Automated Speech Recognition (“ASR”) application is the DocQment Enterprise Platform’s workflow technology that routes qualifying dictation through the Company’s voice recognition engine and delivers the original audio file, along with the ASR recognized text file, to Supplier’s transcriptionist/editor. Type B Services (as applicable above) may be utilized for qualifying reports where the individual practitioner performing the dictation and work type are: (i) eligible for and enabled on the ASR application; and (ii) the recognized text has been corrected by a qualified medical editor.
          Section 3.3 All prices specified above are exclusive of all excise, sales, use and similar taxes, export or import duties and shipment, delivery or installation fees. When applicable, taxes, duties, shipment and installation fees will be invoiced as separate line items and are the responsibility of Supplier. An invoice will be generated by Supplier and payment is due within thirty (30) calendar days after the Company’s receipt of the invoice.
          Section 3.4 In the event that any invoiced amount is disputed by the Company, the Company shall deliver written notice of such disputed amount to Supplier within thirty (30) calendar days of the date of the invoice. Upon receipt of written notice of a billing dispute, Supplier and Company shall promptly exchange any backup or other information reasonably necessary to support the correctness of any disputed amount. The parties shall thereafter have thirty (30) calendar days (“Company Review Period”) in which to examine such information, and to the extent such information substantiates payment or reductions in the applicable invoice, such will be applied promptly. Thereafter, if Supplier and the Company are unable to reach an agreement as to any remaining disputed amount, Supplier and the Company shall immediately enter into good faith negotiations to resolve any remaining dispute.
          Section 3.5 Company shall provide initial technical and DocQment Enterprise Platform training to Supplier personnel at no cost at a venue within the United States to be determined by the Company; provided, however, that Supplier shall be responsible for all travel, lodging and related expenses incidental to such training. Any subsequent training shall be provided by the Company at rates specified by the Company. Supplier shall provide the Company’s personnel with any necessary training and technical support relative to Supplier’s business or operations to the extent such is agreed to by and between the parties, provided, however, that the Company shall be responsible for all travel, lodging and related expenses of its personnel incidental to such training.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
          Section 4.1 Supplier represents and warrants that it is fully authorized to enter into this Agreement and that its entry into this Agreement does not violate any contractual obligation it owes to a third party. Supplier further represents and warrants that all Transcription Services performed by its personnel under this Agreement will be performed in a professional and workmanlike manner consistent with industry standards.
          Section 4.2 Supplier shall provide any reasonable operational, technical, production and quality assurance personnel to support the sales and operations requirements of the Company. However,

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should any such request on the part of Company require travel by Supplier’s employees and agents away from their home station, Company shall be responsible for all such travel, lodging and related expenses of these personnel to the extent such expenses are submitted and approved by Company before prior to any billing.
          Section 4.3 Supplier and Company shall ensure that (as either party requires): (i) daily operational contact is scheduled between the Company and Supplier operations in the United States, (ii) executive level calls are conducted weekly; and (iii) sales support calls are conducted as reasonably necessary. The Company and Supplier agree that they shall designate operational, sales, and administrative personnel as points of contact, and each party shall endeavor to maintain the communication protocols set forth in this Section.
          Section 4.4 Supplier represents and warrants that all transcriptionists, quality assurance personnel, technologists, and personnel performing similar functions in connection with the Transcription Services: (i) are employees of Supplier, wholly-owned Supplier subsidiaries, or those certain entities identified in Exhibit 4 attached hereto that are controlled by or are direct franchisees of Supplier (“Controlled Entities”); (ii) will, if located outside of the United States, work in a secure site and shall not at any time perform transcription services remotely or outside of the Supplier’s premises or the Controlled Entity’s premises designated for transcription, (iii) will in all cases have executed and as such be able to evidence to the Company such business partner agreements, independent contractor agreements, HIPAA confidentiality agreements and other similar documentation as may be required by the Company; and (iv) perform all services pursuant to this Agreement in full compliance with the terms of Company’s “International Labor Vendor Standards and Safeguards for HIPAA Compliance” (as more fully defined and expressly limited in Section 5.6 herein) and any written modifications of such presented to Supplier during the term of this Agreement. Supplier further represents and warrants that its Controlled Entities shall not be permitted to subcontract or assign any services under this Agreement.
          Section 4.5 Supplier acknowledges and agrees that the Company shall be permitted to use any number of third party transcription services providers in addition to Supplier. Supplier shall not, for the term of this Agreement and for a period of one (1) year after Supplier ceases to provide services to Company: (i) provide medical transcription services directly or indirectly through any of its Affiliates to any customer account of the Company; or (ii) hire employees, independent contractors, or agents of any other transcription contractors which Company is under contract with for the provision of transcription services. Likewise for the term of this Agreement (including any extensions of this agreement) and for a period of one (1) year after Supplier ceases to provide services to Company, the Company shall not contract or work with any of Supplier’s Controlled Entities.
ARTICLE V
HIPAA COMPLIANCE
          Section 5.1. Supplier will:
               (a) Not use or further disclose any PHI other than as permitted or required by this Agreement or as required by law;

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          (b) Report to the Company’s Corporate Director of Information Privacy and Security any use or disclosure of the PHI not provided for by this Agreement within forty-eight (48) hours of becoming aware of the unauthorized use or disclosure;
          (c) Have procedures in place for mitigating, to the maximum extent practicable, any deleterious effects from the use or disclosure of PHI in a manner contrary to this Agreement;
          (d) Ensure that any agents, Controlled Entities, or other parties authorized to receive PHI pursuant to this Agreement agree, in writing, to substantially the same restrictions and conditions that apply to Supplier with respect to such PHI. Supplier shall obtain reasonable assurances from any such agents or Controlled Entities that: (i) the information being disclosed will be held confidentially and used or further disclosed only as required by law, (ii) the agents and Controlled Entities will use the appropriate Administrative, Physical and Technical Safeguards to prevent the unauthorized use or disclosure of the PHI and EPHI; and (iii) the agent/Controlled Entity will immediately notify Supplier of any instance of a breach of any of the PHI terms set forth herein;
          (e) Ensure that all of its employees, agents, representatives and members of its workforce, whose services may be used to fulfill obligations under the Agreement, are or shall be appropriately informed of the terms of this Agreement and are under a legal obligation, by contract or otherwise, sufficient to enable each party to fully comply with all provisions of this Agreement. Supplier will ensure that its workforce is educated on the Company’s privacy and security policies (as further defined in Section 5.6 herein) and that sanctions are imposed on any workforce member that does not comply with those policies and procedures; Supplier will also ensure that all members of its workforce have signed Protected Health Information Confidentiality Agreements;
          (f) Make available to the Company such information as the Company may require to fulfill the Company’s obligations to provide access to, provide a copy of, and account for disclosures with respect to PHI pursuant to HIPAA and the HIPAA Regulations, including, but not limited to, 45 CFR §164.524 and §164.528;
          (g) Make the Company’s PHI available as the Company may require to fulfill the Company’s obligations to amend PHI pursuant to HIPAA and the HIPAA Regulations, including but not limited to 45 CFR §164.526, and Supplier shall, as directed by the Company, incorporate any amendments to the Company’s PHI into copies of such PHI maintained by Supplier;
          (h) Make available the information required to provide an accounting of disclosures in accordance with 45 CFR §164.528;
          (i) Make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by Supplier on behalf of, the Company available to the Secretary of the U.S. Department of Health and Human Services for purposes of determining the Company’s or a Company client’s compliance with HIPAA;
          (j) Upon termination of the Agreement, or any time during the Agreement with respect to PHI that Supplier maintains in any form, recorded on any medium or stored in any storage system, including PHI retained or stored by agents/Controlled Entities, at the Company’s direction and if feasible, return to the Company or destroy all such PHI. A senior officer of Supplier shall certify in writing to the

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Company, within thirty (30) days after termination or other expiration of the Agreement, that all PHI has been returned or disposed of as of provided above and that Supplier no longer retains any such Protected Health Information in any form;
          (k) If return or destruction of PHI is infeasible, notify the Company in writing within thirty (30) days after termination or other expiration of the Agreement. Such notification shall include: (i) a statement that Supplier has determined that it is infeasible to return or destroy the PHI in its possession; and (ii) the specific reasons for such determination. In addition to providing such notification, Supplier shall certify within such thirty (30) day period that it will, and will require its agents and Controlled Entities as applicable, to extend any and all protections, limitations and restrictions contained in this Agreement to any PHI retained after termination of the Agreement and to limit any further uses and/or disclosures to those purposes that make the return or destruction of the PHI infeasible;
          (l) Implement Administrative, Physical and Technical Safeguards that reasonably and appropriate to protect the confidentiality, integrity and availability of EPHI that Supplier creates, receives, maintains or transmits on behalf of the Company;
          (m) Report to the Company’s Director of Information Privacy and Security within forty eight (48) hours, any “security incident” of which it becomes aware, as such term is defined in the HIPAA Security Rule; and
          (n) Ensure that any agents, including Controlled Entities, to whom it provides EPHI, agree in writing, to implement reasonable and appropriate safeguards to protect EPHI as required herein.
          (o) Upon request, Supplier will provide to the Company a list of names of agents or Controlled Entities used to outsource Company’s transcription and or evidence of a written assurances from those agents or Controlled Entities (as required in 5.1 (d)) that the agents or Controlled Entities will agree to substantially the same restrictions and conditions that apply to Supplier with respect to such PHI.
     Section 5.2 Supplier, in its capacity as Business Associate (as that term is defined in the HIPAA Regulations) to the Company, shall be permitted to use and disclose PHI in a manner that would not violate the requirements of the HIPAA Regulations as follows: (i) for the proper management and administration of Supplier; (ii) to carry out the legal responsibilities of Supplier and to fulfill Supplier’s duties and responsibilities under the Agreement including in part disclosure to its employees and Controlled Entities; and (iii) to provide data aggregation services relating to the health care operations of the Company.
     Section 5.3 Notwithstanding anything to the contrary set forth herein, the Parties may immediately terminate this Agreement, or any specified contracts between the Company and Supplier, if Supplier has breached a material term of this Article V. The Company may exercise said right to terminate the Agreement by providing Supplier with written notice of its intent to terminate, specifying the material breach of the Agreement that provides the basis for termination. Such termination shall be effective immediately or at such date as specified in the notice.
     Section 5.4 Supplier acknowledges that the Company in not conveying any right or title in the PHI to Supplier.

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     Section 5.5 Notwithstanding anything to the contrary set forth herein, Supplier shall indemnify, defend and hold harmless the Company and any of the Company’s directors, officers, employees and agents from and against any claim, liability, or expense (including reasonable attorneys’ fees), arising out of or relating to any non-permitted use or disclosure of PHI or EPHI or other breach of this Article V by Supplier or any director, officer, employee or agent of Supplier.
     Section 5.6 Following the execution of this Agreement, Supplier shall at all times comply in all material respects with the terms of Company’s “International Labor Vendor Standard and Safeguards for HIPAA Compliance” and any written modifications of such presented to Supplier during the Term of this Agreement (the “Company HIPAA Compliance Standards”). Company shall give the Supplier five (5) business days to consider and accept any modifications to the Company HIPAA Compliance Standards, and if Supplier does not object to such modifications within the aforementioned time period, then such modifications shall be considered accepted by Supplier and incorporated by reference. To the extent that Supplier objects to any modification of the Company HIPAA Compliance Standards, the parties will discuss in good faith the negotiation of mutually acceptable terms. However, should the parties not be able to reach agreement of the modifications within ten (10) days, Company shall have the right to terminate this Agreement with written notice. The Company HIPAA Compliance Standards shall be hereby incorporated by reference into this Agreement and a most current version has been supplied by the Company along with the fully executed Agreement. Company shall be permitted at any time, at Company’s sole cost and expense, reasonable access to and the ability to examine all information, in any form, which is necessary or appropriate (as determined by Company in its sole discretion) to review Supplier’s compliance with the Company HIPAA Compliance Standards (an “Audit”). In the event that the Company in its sole discretion determines as a result of an Audit that Supplier is not in material compliance with the Company HIPAA Compliance Standards (a “Negative Finding”), and notwithstanding anything herein to the contrary, (i) Supplier shall promptly pay to the Company, as liquidated damages and not as a penalty, (a) all costs and expenses associated with the Audit, and (b) all costs and expenses incurred by the Supplier in connection with any liability, loss, damage (including, without limitation, special, exemplary, punitive, consequential or incidental damages), claim or cause of action relating directly or indirectly to the Negative Finding including, without limitation, reasonable attorney’s fees, and (ii) the Agreement shall be terminated effective immediately upon written notice from Company to Supplier and, upon such termination, Supplier shall immediately return to the Company all Confidential Information (including, without limitation, all PHI) in its possession or in the possession of its directors, managing directors, officers, employees, affiliates, stockholders, agents, consultants or other representatives.
ARTICLE VI
INTELLECTUAL PROPERTY MATTERS
          Section 6.1 Any and all designs, artwork, logos, graphics, video, text, data code and other proprietary or confidential materials supplied by the Company to Supplier in connection with this Agreement shall remain the sole and exclusive property of the Company (the “Company Content”). No copyrights, patents, trademarks or other intellectual property rights shall be transferred from the Company to Supplier with respect to any of the Company Content. However, the Company hereby grants to Supplier a worldwide, non-exclusive, unlimited fully paid-up license to use, copy, modify, enhance, create derivative works of and otherwise use the Company Content in any manner reasonably necessary

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in connection with the performance of the Transcription Services hereunder (the “Company Content License”).
          Section 6.2 Nothing in this Agreement shall be construed to grant to Supplier any right to or interest in any trademark, trade name, trade dress, service mark, copyright, patent, trade secret or know-how owned or asserted to be owned by the Company (“Intellectual Property”). Supplier’s use of the Intellectual Property shall be limited to the performance of the Transcription Services as contemplated hereby. Any other use of the Intellectual Property shall constitute an infringement thereof and/or a violation of the Company’s rights resulting in irreparable injury to the Company and entitling the Company to immediate injunctive relief and to any other remedies at law or equity.
          Section 6.3 Application Service Provider License.
          (a) Through the use of software applications (the “Applications”) hosted on the Company’s DocQment Enterprise Platform and made available by means of the Internet, Supplier shall have the ability to access the DocQment Enterprise Platform for the purpose of providing the Transcription Services described herein. Subject to the terms and conditions set forth herein, the Company hereby grants to Supplier for the term of this Agreement a non-transferable, non-exclusive limited right of access to, and use of, the Applications solely for the purposes of performing the Transcription Services hereunder. From time to time, the Company may require the agreement to and acknowledgement of an end-user license, terms and conditions and/or other agreements prior to Supplier accessing the Applications.
          (b) With respect to its use of the Applications, Supplier, at its own cost and expense, shall: (i) not permit any person or entity, other than the authorized agents and Controlled Entities of Supplier, to use or gain access to the Applications; (ii) provide reasonable security devices to protect against unauthorized usage; (iii) not adapt the Applications in any way or use it to create a derivative work (other than reports that are transcribed or edited using the Applications); and (iv) not remove, obscure, hinder or alter Company’s (or any other third party’s) proprietary notices, trademarks, or other proprietary rights notices affixed to or contained in the Applications.
          (c) The Applications are the exclusive property of the Company and/or the Company’s licensors, which shall retain all right, title and interest in and to the Applications, including, without limitation, the intellectual property rights and any other rights under United States and international copyright, patent, trademark, trade secret or other law. Supplier may not use the Applications for the benefit of any third parties or allow access to the Applications by any third party, except as otherwise explicitly authorized hereunder.
          (d) Supplier has developed and may continue to develop proprietary software tools (the “Tools”) to enhance the productivity of its workforce, and/or better meet HIPAA compliance requirements. Supplier may at its sole discretion share these Tools with the Company. Should the Company use these Tools, either with or without compensation to the Supplier, the Company warrants it will not share these Tools with other labor partners or any third party without the specific written permission of the Supplier.

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ARTICLE VII
TERM AND TERMINATION
          Section 7.1. Term. This Agreement shall commence upon the Effective Date and terminate two (2) years from the Effective Date (the “Expiration Date”), unless sooner terminated by the Company in accordance with this Article VIII.
          Section 7.2. Termination by the Company or Supplier. Each of the Company and the Supplier shall have the right to terminate this Agreement with or without cause at any time upon ninety (90) days prior notice to the other party to the Agreement.
          Section 7.3. Termination for Material Default. The Company may terminate this Agreement effective immediately upon written notice if Supplier: (a) breaches any obligation under this Agreement; or (b) (i) files a voluntary petition for bankruptcy, (ii) is adjudicated bankrupt, (iii) has a court assume jurisdiction of its assets under a federal reorganization act, (iv) becomes insolvent or suspends business, or (v) makes an assignment of its assets for the benefit of its creditors.
          Section 7.4. Effect of Termination. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination, and the provisions of this Section 7.4 and Articles IV, V, VI, VII, IX, X and XI hereof shall survive the termination of this Agreement. Any termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination. Supplier shall immediately pay over to the Company the unused balance of any prepayment made by the Company pursuant to Section 3.1 hereof.
ARTICLE VIII
INDEMNIFICATION AND INSURANCE
          Section 8.1. Indemnification Obligation. Supplier (the “Indemnifying Party”) hereby indemnifies and holds the Company harmless from and against any and all liability, loss, damage, claim or cause of action, and expenses connected therewith, including, without limitation, reasonable attorney’s fees and expenses, for bodily injury or damage to real or tangible personal property, to the extent caused directly or indirectly by the Indemnifying Party, its employees or agents.
          Section 8.2.Insurance. Supplier represents and warrants that during the term of this Agreement, it shall maintain the types and amounts of insurance set forth below:
          (a) general liability insurance, including contractual liability coverage of all of Supplier’s obligations under this Agreement and products liability/completed operations coverage with a minimum limit equal to the minimum limit currently maintained by Supplier on the date hereof.
          (b) Such insurance shall be evidenced by a certificate of insurance which shall provide that the Company shall receive thirty (30) days’ prior written notice of cancellation or material change of such policy.

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ARTICLE IX
CONFIDENTIALITY AND NONSOLICITATION
          Section 9.1. Confidentiality. Supplier and the Company acknowledge that Proprietary Information is to be considered highly confidential. Each party shall use Proprietary Information disclosed to it by or on behalf of the other party only for the purposes contemplated by this Agreement and shall not disclose such Proprietary Information to any third party without the prior written consent of the disclosing party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:
          (a) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;
          (b) is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving party;
          (c) is subsequently disclosed to the receiving party by a third party who has the right to make such disclosure;
          (d) is developed by the receiving party independently of Proprietary Information or other information received from the disclosing party and such independent development is properly documented by the receiving party; or
          (e) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.
Nothing herein shall be interpreted to prohibit the Company from publishing the results of its studies in accordance with industry practices.
          Section 9.2 No Publicity. A party may not use the name of the other party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose the existence of this Agreement, any information related to this Agreement or the terms or conditions hereof, without the prior written consent of the other party. Nothing in the foregoing, however, shall prohibit a party from making such disclosures as may be necessary or reasonably appropriate in order to comply with applicable federal, state or provincial securities laws or any rule or regulation of any nationally recognized securities exchange; in such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available. However, the Supplier may disclose to the Controlled Entities, set forth in Exhibit 4, that Supplier is performing work on behalf of the Company. Any Supplier agreements with such Controlled Entities shall include restrictions materially consistent with those set forth in this Section restricting such entities from further disclosing their relationship with Company.

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          Section 9.3 Non-Solicitation. So long as this Agreement is in effect and for a period of twelve (12) months thereafter, Supplier and Company shall not solicit, hire or engage any person who during the term of this Agreement is or has been an employee, consultant, or transcriptionist of the other party.
ARTICLE X
RECORDS
          Supplier shall maintain, and shall cause each of its Controlled Entities to maintain, records with respect to the performance of its obligations under this Agreement. All such records shall be available for inspection, audit and copying by the Company and its representatives and agents, including the Company’s auditors, at the Company’s cost and expense upon reasonable request during normal business hours. All such records shall be maintained during the term of this Agreement, or such longer period as may be required by relevant Law.
ARTICLE XI
MISCELLANEOUS
          Section 11.1. Assignment, Subcontracting. Notwithstanding anything to the contrary contained herein, neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed, subcontracted (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense, subcontract or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect; provided, however, that the Company may, without such consent, assign the Agreement and its rights and obligations hereunder: (i) to an Affiliate, (ii) in connection with the transfer or sale of all or substantially all of its assets related to, or (iii) in the event of its merger or consolidation or change in control or similar transaction.
          Section 11.2. Force Majeure. Failure of either party hereto to perform its obligations under this Agreement shall not subject such party to any liability to the other party or place it in breach of any term or condition of this Agreement if such failure is caused by a Force Majeure Event, provided, however, that the party affected shall promptly notify the other party of the condition constituting a Force Majeure Event and shall exert commercially reasonable efforts to overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting a Force Majeure Event exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.
          Section 11.3. Governing Law and Jurisdiction. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey without regard to its provisions concerning conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any state or federal court of competent jurisdiction in the District of the State of New Jersey. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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          Section 11.4. Waiver. Any delay or failure in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
          Section 11.5. Independent Relationship. The relationship established between Company and Supplier under this Agreement is that of independent contractors and nothing contained in this Agreement will be deemed to establish or otherwise create a relationship of principal and agent, franchisor and franchisee, joint venturers or partnership between them. Supplier’s employees are not and shall not be deemed to be employees of the Company. Supplier shall be solely responsible for the payment of all compensation to its employees, including provisions for employment taxes, workmen’s compensation and any similar taxes associated with employment of Supplier’s personnel. Neither party nor any of its agents or employees will have any right or authority to assume or create any obligations of any kind, whether express or implied, on behalf of the other party. All financial obligations associated with each respective party’s business are the sole responsibility of such party.
          Section 11.6.Entire Agreement; Amendment. This Agreement including any Exhibits and Schedules hereto, sets forth the complete and final agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements, writings and understandings between the parties with respect to the subject matter hereof. The parties agree that there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.
          Section 11.7.Notices. Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered or overnight courier (return receipt requested), to the parties at the addresses and facsimile numbers indicated below.
If to Supplier:
CBay Systems and Services, Inc
2661 Riva Road, Bldg 800
Annapolis, MD 21401
Attention: Managing Director
with a copy to:

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If to the Company:
MedQuist Transcriptions, Ltd.
1000 Bishops Gate Boulevard, Suite 300
Mt. Laurel, NJ 08054-4632
Facsimile No. 856.206.4215
Attention: President
with a copy to:
MedQuist Transcriptions, Ltd.
1000 Bishops Gate Boulevard, Suite 300
Mt. Laurel, NJ 08054-4632
Facsimile No. 856.206.4215
Attention: Chief Legal Officer
Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.
          Section 11.8. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in effect except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.
          Section 11.9. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, have been executed on behalf of each of the parties hereto. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original as against any party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Company and Supplier have caused this Services Agreement to be executed by their duly authorized officers as of the day and year first above written.

CBAY SYSTEMS & SERVICES, INC.		MEDQUIST TRANSCRIPTIONS, LTD.

By:	/s/ Jason Kolinoski	By:	/s/ Mark E. Ivie
Name:	Jason Kolinoski	Name:	Mark E. Ivie
Title:	Chief Operating Officer	Title:	Interim President & CEO
[Signature page to Services Agreement by and between MedQuist Transcriptions, Ltd. and Supplier]
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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EXHIBIT 1

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EXHIBIT 2
QUALITY REVIEW
AMOUNT: Supplier shall perform a random monthly quality review of ***** of all production for each Client Facility ID in the DocQment Enterprise Platform. Results are to be provided to Company no later than the 10th of the month following review.
CRITERIA: Random samples encompassing all report types with voice comparison.
ERRORS: Attached hereto as Exhibit 3 is the Quality Score Sheet listing all error types.
STANDARD: Company’s acceptable quality standard is *****.
QUALITY REPORTS
The following report is an illustration of Company’s continuous quality assurance score sheet. Company utilizes a team of QA auditors to systematically audit documents against the dictated voice and disseminate the findings.
Calculation formula: Total error points divided by total lines = total error fraction. 1.0 minus total error fraction = accuracy fraction; multiply by 100 for percentage.
CLASSIFICATION OF ERRORS AND ERROR VALUES
The Association for Healthcare Documentation Integrity (“AHDI”) recommends specific error categories, error values, and conversion factors for error values in line length situations. Following the recommendations creates a true definition of quality in the medical transcription industry and allows for proper comparative assessments. AHDI recommends that the following error classifications be applied to these error types relative to their impact on patient care.
▪	Critical Errors: Defined as those that impact patient safety. Specifically, AHDI identifies the following: medical word misuse, incorrect drug or drug dosage, incorrect lab values and test names, omitted dictation, patient identification error, including incorrect choice of the patient name or specific patient visit.

▪	Major Errors: Defined as those that impact document integrity. Specifically, AHDI identifies the following: medical word misspelling, English word misspelling, incorrect verbiage, failure to flag a document, abuse of flagging documents, protocol failures.

▪	Minor Errors: Specifically, AHDI identifies the following: grammar, punctuation, typographical errors, formatting errors.

▪	Dictation Flaws: Specifically, AHDI identifies the following: critical, major, and minor as defined by patient safety and document integrity impact. It is crucially important to realize the impact that auditory quality of the dictation has on the transcribed document. Recognizing and documenting occurrences allows for identification of flaws and an opportunity for assisting dictators in their quest for patient safety and document integrity.
DEFINITION OF DICTATED OR TRANSCRIBED ERRORS AND ERROR VALUES
CRITICAL ERRORS (PATIENT SAFETY RISK): A critical error is given the highest negative point value because of the seriousness of its consequences. With ***** accuracy as a benchmark, a report containing a critical error should not pass QA. A critical error should be reserved for only those errors that directly compromise patient safety.

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▪ Error #1: Medical Word Misuse – 3.0 pts
This category includes wrong drug or drug doses, wrong lab values, and/or wrong test names that directly compromise patient safety. For instance, a wrong disease could be incorrectly attributed to a patient and then carried in the medical record for life, causing incorrect treatment and incorrect medical decisions, as well as inaccurate billing of the patient’s accounts. Similarly, a wrong lab value could result in a patient not receiving treatment or further testing when such treatment or testing is warranted. If a misuse is repeated throughout the entire report, it should be counted as only one error in the report, since it reflects one wrong piece of information on the part of the transcriptionist. This category also includes improper use of abbreviations, acronyms, and symbols that are not to be used according to the client profile.
▪ Error #2: Omitted Dictation – 3.0 pts
This category covers dictated information of a critical nature that was either carelessly omitted by the transcriptionist or deliberately omitted because the transcriptionist did not understand what was being said. Examples include omission of an entire laboratory finding because the value itself could not be heard, deleting negative or normal findings, or omitting entire sentences because the main part of it could not be understood. Creative transcription is also included in this category. This refers to “making up” dictation (words and/or phrases) when what is dictated is not clear. Consideration should be given for difficult authors or dictation of poor quality.
Research, assistance from others, flagging the report, and leaving a blank constitute appropriate actions rather than omission. This category does not apply to missing words that are inconsequential, such as articles or conjunctions. It also does not apply to what appear to be words missed (adjectives, adverbs) from typing too fast, unless they have serious consequences to the medical meaning. In these types of situations, the error would be downgraded to major or minor, depending on the consequence to the document. Clipped sentences are allowed if they reflect the dictator’s style. This category is meant to apply to purposeful and/or serious omissions and/or fabrication(s).
▪ Error #3: Patient Identification Error – 3.0 pts
A patient identification error is one in which the wrong patient information is tied to the dictation. For example, a report that is dictated for 50-year-old John E. Doe (male) but is attributed to a chart for 20-year-old Joni Do (female). As with the other critical errors in this category, the error must directly compromise patient safety in order to be assessed this error weight (see error #12).
▪ Error #4: Upgrade of Major or Minor error due to patient safety impact – 3.0 pts
This category is for major or minor errors from the categories below that directly compromise patient safety. For example, “failure to flag” is considered a major error worthy of 1.0 pt., but a right/left discrepancy that poses a risk management issue and is not flagged by the transcriptionist could be upgraded to a critical error.
MAJOR ERRORS (DOCUMENT INTEGRITY RISK): A major error carries a higher negative point value because of the impact it has on the integrity of the document. Major errors in this category do not pose a risk to patient safety. A major error that impacts both the integrity of the document and patient safety should be upgraded to a critical error.
▪ Error #5: Abuse of Flagging/Blanks – 2.0 pts
This category covers blanks left that, through research, the transcriptionist could have resolved. This is sometimes referred to as “tossing it over the fence” – when a transcriptionist clearly chooses to leave a blank rather than research a term. The purpose of this category is to limit abuse of blanks for the sake of speed, which reflects a lazy attitude or desire for higher line counts in a production environment. Obviously, students and entry-level transcriptionists will leave more blanks in the beginning and this is preferred to guessing. This error should be used only in those cases where the blank or flag is truly considered abusive.

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▪ Error #6: Medical Word Misspelling – 1.5 pts
In addition to any medical words or medications that are misspelled, this category includes the use of an incorrect form of a medical word. An example would be “lingula” instead of “lingular” or “femur” instead of “femoral.” This also includes failure to use combining forms, and incorrect entries from text expanders. For instance, an author dictates that the patient is to see physical therapy (dictated as PT) for follow-up; transcriptionist uses “pt” to expand for “patient” and the final copy of the report reads, “the patient is to see patient for follow-up.” (However, if an incorrect expansion results in a critical error, such as incorrect diagnosis, this would be upgraded to a critical error.)
▪ Error #7: English Word Misspelling – 1.5 pts
In addition to misspelling English words, this category refers to misuse errors, which have more serious consequences, such as nouns, verbs, or important qualifying adjectives and adverbs (e.g., elicit/illicit, dissent/descent, affect/effect, apprise/appraise). These errors directly impact the integrity of the report. For instance: “the risks and complications were given allowed (aloud).”
▪ Error #8: Incorrect Verbiage – 1.5 pts
This category refers to dictation that is transcribed differently than dictated, but without significant impact on the medical meaning. This includes inappropriate/excessive editing. Care should be taken to remain true to the dictator’s style while still maintaining accuracy. Therefore, this does not pertain to changes made for the purpose of correcting grammar or word usage. This also differs from creative transcription (see error #2).
▪ Error #9: Failure to Flag – 1.0 pt
This category pertains to times when a report should be flagged for clarification and the transcriptionist fails to do so. Examples of failure to flag include gender, age or right-vs.-left discrepancies that should have been recognized by the transcriptionist and flagged but were not.
▪ Error #10: Protocol Failure – 1.0 pt
A protocol failure is one in which a transcriptionist fails to follow a specific protocol or facility preference. For example, a facility may require the date of service be filled in on each document, and the transcriptionist fails to include this.
▪ Error #11: Upgrade of Minor Error due to impact on integrity of document – 1.5 pts
This category is used to upgrade a minor error that compromises the integrity of the document. For instance, a physician dictates an inflammatory or derogatory remark about the patient that puts the physician at risk for a lawsuit, and the transcriptionist fails to edit these remarks.
▪ Error #12: Downgrade of Critical Error due to less than critical impact – 1.5 pts
This category is used to downgrade a critical error that does not compromise patient safety but still impacts the integrity of the document. An example would be using the wrong medical word (medical word misuse) without directly affecting patient safety (stating there is a family history of “corporal” tunnel syndrome, for example).
▪ Error #13: Improper Encounter – 1.5 pts
This category is used when the correct patient is chosen, but the wrong visit or encounter is selected.
MINOR ERRORS: A minor error is meant to point out recommended areas of improvement for the transcriptionist. These errors do not compromise patient safety or the integrity of the report. The primary goal of a minor error designation is instructional.
▪ Error #14: Grammar Error – 0.5 pt
Grammar errors may include incorrect subject-verb agreement, incorrect use of medical abbreviations, use of the wrong part of speech, incorrect use of singular and plural nouns, use of the wrong verb (e.g., laying/lying) or verb

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tense, failure to correct redundancies and inconsistencies, and failure to edit slang or inflammatory remarks when appropriate.
▪ Error #15: Miscellaneous/Other – 0.5 pt
This category covers errors that do not fit into the other categories. For instance, improper capitalization, addition of words that were not dictated but that do not significantly affect the meaning of the sentence or report, and errors of questionable cause when the recording quality is poor or a foreign accent is at fault. This category also covers formatting errors.
▪ Error #16: Downgrade of Error due to minimal impact – 0.25 pt
This category can be used to downgrade any error that has little to no impact on the integrity of the report and does not compromise patient safety. An example would be omission of the word “the” in “The patient was in acute distress.”
▪ Error #17: Punctuation and Typos – 0.0 pt
Punctuation errors may include misplaced commas that do not alter the meaning of the sentence and the improper use of colons or semicolons, quotation marks, and misplaced periods. This category also includes typographical errors that do not significantly affect the meaning of the dictation.
NEGATIVE DICTATOR EFFECT ERRORS: These errors have no point values but are used to recognize a transcriptionist’s error or difficulties in the context of poor dictation.
▪ Error #18: Critical Negative Dictator Effect – 0.0 pt
This category would be used to point out an error of a critical nature that was clearly attributed to poor dictation. For example, omitted dictation based on difficulty interpreting a very heavy accent. Another example would be incorrect patient identification due to inaccurate or insufficient information given by the dictator. This error may be utilized whether or not the transcriptionist flagged the document, since the purpose is to determine the difficulty encountered in producing an accurate document.
▪ Error #19: Major Negative Dictator Effect – 0.0 pt
This category would be used to address a documentation error in any of the major categories that was obviously incurred because of poor dictation quality or inaccurate information given by the dictator. Once again, this error may be utilized whether or not the transcriptionist flagged the document, since the purpose is to determine the difficulties in producing an accurate document.
▪ Error #20: Minor Negative Dictator Effect – 0.0 pt
This category would be used to draw attention to a minor flaw caused by poor dictation. For example, the dictator has used the wrong form of a verb, which may or may not have been corrected by the transcriptionist.

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EXHIBIT 3
QUALITY SCORE SHEET
CUSTOMER QA AUDIT

CUSTOMER:	REVIEW PERIOD:

Type of Error	Points	Total Errors	Total Points
Medical Word Misuse	3.00	0	0
Downgrade of Critical Error due to less than critical impact	1.50	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Omitted Dictation	3.00	0	0
Downgrade of Critical Error due to less than critical impact	1.50	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Patient Identification Error	3.00	0	0
Downgrade of Critical Error due to less than critical impact	1.50	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Abuse of Flagging/Blanks	2.00	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Medical Word Misspelling	1.50	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
English Word Misspelling	1.50	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Incorrect Verbiage	1.50	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Failure to Flag	1.00	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Protocol Failure	1.00	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Improper Encounter	1.50	0	0
Upgrade of Major — Patient Safety Impact	3.00	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Grammar Error	0.50	0	0
Upgrade of Minor — Patient Safety Impact	3.00	0	0
Upgrade of Minor — Integrity of Document	1.50	0	0

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CUSTOMER:	REVIEW PERIOD:

Type of Error	Points	Total Errors	Total Points
Downgrade Error — Minimal Impact	0.25	0	0
Miscellaneous/Other	0.50	0	0
Upgrade of Minor — Patient Safety Impact	3.00	0	0
Upgrade of Minor — Integrity of Document	1.50	0	0
Downgrade Error — Minimal Impact	0.25	0	0
Punctuation/Typos	0.00	0	0
Upgrade of Minor — Patient Safety Impact	3.00	0	0
Upgrade of Minor — Integrity of Document	1.50	0	0
Critical Negative Dictator Effect	0.00	0	0
Major Negative Dictator Effect	0.00	0	0
Minor Negative Dictator Effect	0.00	0	0
Total MedQuist Errors		0	0
Summary

Total Reports Reviewed	0
Total Lines Reviewed	0
Line Error Rate = Total MedQuist Errors/Total Lines	0.00
MedQuist Line Error Percent = MedQuist Line Error Rate x 100%	0.00%
MedQuist Line Accuracy Rate = 100% — MedQuist Line Error Percent	100.00%

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EXHIBIT 4
Controlled Entities
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EXHIBIT 5
ORDER FORM
The following Order Form is issued pursuant to the terms of Section 2.2 in the Transcription Services Agreement (the “Agreement”) executed by and between MEDQUIST TRANSCRIPTIONS, LTD. (the “Company”) and (“Supplier”) and effective as of September 15, 2008:
Proposed Start Date:
Client Added or Cancelled (if applicable):
Facilities Added or Cancelled (if applicable):
Contact Information (if applicable):
•	Project Manager -

•	Technology -
Implementation Notes (if applicable):
1.	Supplier will
Optional Services (if applicable):
1.	Company elects to
Additional Comments/Discussion (if applicable):

MEDQUIST TRANSCRIPTIONS, LTD.

By:

Name:

Title:

Date:

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